EXHIBIT 16.1

Jonathon P. Reuben CPA

Torrance, CA

June 13, 2014

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

We have read Item 4.01 included in the Form 8-K/A dated June 13, 2014 of Energie Holdings, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements related to our firm.

Sincerely,

/s/ Jonathon P. Reuben CPA

Jonathon P. Reuben CPA

An Accountancy Corporation